EXHIBIT 4.6

THIS INSTRUMENT AND THE RIGHTS, REMEDIES AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THOSE CERTAIN SUBORDINATION AGREEMENTS (AS DEFINED BELOW).

AMENDED AND RESTATED TERM NOTE

$20,430,958.50	New York, New York
September 21, 2010

          FOR VALUE RECEIVED, the undersigned, WAVE2WAVE COMMUNICATIONS, INC. (the “Borrower”), hereby unconditionally promises to pay to the order of WILMINGTON TRUST COMPANY AND GEORGE JEFF MENNEN AS CO-TRUSTEES U/A/D NOVEMBER 25, 1970, AS AMENDED FOR THE BENEFIT OF JOHN HENRY MENNEN (“Lender”), having an address at c/o Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890, or at such other place as the holder of this Term Note (“Term Note”) may from time to time designate in writing, in lawful money of the United States of America and in immediately available funds, the principal sum of Twenty Million Four Hundred Thirty Thousand Nine Hundred Fifty Eight and 50/100 Dollars ($20,430,958.50). Concurrently, herewith, the Lender has exchanged (the “Equity Exchange”) for shares of Common Stock of the Buyer, based on a price of $5.00 per share, 50% of the amount of principal and 50% of the amount of accrued and unpaid interest outstanding under the (i) that certain Amended and Restated Term Note dated as of even date herewith in the original face amount of $34,000,000 issued by the Borrower to Wilmington Trust Company and George Jeff Mennen, Co-Trustees U/A/D November 25, 1970 as amended for the benefit of John Henry Mennen, (ii) that certain Amended and Restated Term Note dated as of even date herewith in the original face amount of $1,700,000 issued by the Borrower to Wilmington Trust Company and George Jeff Mennen, Co-Trustees U/A/D November 25, 1970 as amended for the benefit of John Henry Mennen, and (iii) that certain Term Note as of even date herewith in the original face amount of $3,500,000 issued by the Borrower to Wilmington Trust Company and George Jeff Mennen, Co-Trustees U/A/D November 25, 1970 as amended for the benefit of John Henry Mennen (such Term Notes being hereinafter referred to collectively as the “Original Notes”). The Original Notes evidence the Term Loan Advances made by the Lender to Borrower pursuant to the Loan and Security Agreement between Borrower and Lender dated as of October 12, 2007 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”). This Amended and Restated Term Note (“Term Note”) represents the principal amount of the Original Notes after giving effect to the Equity Exchange and is subject to the terms and provisions of the Loan Agreement. Capitalized terms used herein which are not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

          The outstanding principal balance of this Term Note shall be payable in full on the Maturity Date. Prior thereto, the Term Note shall be repayable as set forth in the Loan Agreement. Notwithstanding the foregoing, the repayment of this Note and the rights, remedies and obligations evidenced hereby are subject to the terms and provisions of (i) the Subordination and Intercreditor Agreement, dated as of September 8, 2009, by and among, inter alia, the Wilmington Trust Company and George Jeff Mennen as Co Trustees U/A/D November 25, 1970, as amended for the benefit of John Henry Mennen, successor in interest to Greystone Funding Corporation, Wave2Wave Communications, Inc., a Delaware corporation, and Victory Park Management, LLC, a Delaware limited liability company, as Agent for all senior creditors (as defined in the Subordination and Intercreditor Agreement), as amended, modified or supplemented from time to time, and (ii) the Subordination Agreement dated as of January 25, 2008, by and among RNK Holding Company, Wellesley Leading, LLC, Doug Denny-Brown, Neal Hart, Glenn Pokraka, John Skinner and Fred Weymass and Greystone Business Credit II, L.L.C., as amended by the Reaffirmation and Amendment of Amended and Restated Subordination Agreement dated as of September 21, 2010, as amended, modified or supplemented from time to time (collectively, the “Subordination Agreements”).

          Borrower further promises to pay interest on the outstanding principal amount hereof from the date hereof until payment in full hereof at the per annum rate equal to the Prime Rate in effect from time to time plus three and one quarter percent (3.25%). Following the occurrence and during the continuance of an Event of Default, the entire outstanding principal balance of this Term Note shall, at Lender’s option, bear interest until paid in full at a per annum rate equal to the interest rate applicable to the Term Loan from time to time in effect plus two percent (2.00%). Until maturity, interest on the outstanding principal amount hereof shall be payable in arrears on the first day of each month, commencing November 1, 2007 and on the Maturity Date. After maturity, whether by acceleration or otherwise, accrued interest shall be payable on demand. Interest as aforesaid shall be charged for the actual number of days elapsed over a year consisting of three hundred sixty (360) days on the actual daily outstanding balance hereof. Changes in the interest rate provided for herein which are due to changes in the Prime Rate shall be effective on the date of the change in the Prime Rate.

          Notwithstanding anything to the contrary contained herein, the aggregate of all interest hereunder and charged or collected by Lender is not intended to exceed the highest rate permissible under any applicable law, but if it should, such interest shall automatically be reduced to the extent necessary to comply with applicable law and Lender will refund to Borrower any such excess interest received by Lender.

          Subject to Section 7.2 of the Loan Agreement, Borrower may prepay the outstanding principal balance hereof in whole or in part. Any partial prepayment of the

Term Loan shall be applied to the unpaid installments of the Term Loan in the inverse order of their maturities.

          Upon and after the occurrence of an Event of Default, this Term Note may, at the option of the Lender, and without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable.

          Payments received by Lender from Borrower on this Term Note shall be applied to the Obligations as provided in the Loan Agreement.

          Presentment, demand, protest and notice of presentment, demand, nonpayment and protest are hereby waived by Borrower.

          THIS TERM NOTE SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. If any provision of this Term Note or the application thereof shall be held to be void or unenforceable by any court of competent jurisdiction, such defect shall not affect the remainder of this Term Note, which shall continue in full force and effect. Whenever in this Term Note reference is made to Lender or Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Term Note shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

WAVE2WAVE COMMUNICATIONS, INC.

By:	/s/ Eric I. Mann

Name: Eric I. Mann
Title: Chief Financial Officer